Exhibit 10.1
Terms of Engagement of Donald T. Briggs, Jr.
as Chairman of Regulatory Oversight Committee of Capital Corp of the West and County Bank
The following terms summarize the conditions on which Donald T. Briggs, Jr. has agreed to provide the services described below.
1.	Donald T. Briggs, Jr. (“Briggs”) shall be appointed Chairman of an ad hoc committee to be created by the Boards of Directors of Capital Corp of the West (“CCOW”) and County Bank (the “Bank”) and designated the Regulatory Oversight Committee (the “Committee”).

2.	The Committee shall be responsible for implementation of the action plan (the “Action Plan”) set forth in that certain Memorandum dated February 21, 2008 (the “Memo”) and Briggs shall be the on site representative of the Committee in dealing with executive management of CCOW and the Bank.

3.	These terms, and Briggs’ appointment as Chairman of the Committee, are subject to:
a.	Thomas T. Hawker agreeing to remain in his position as Chief Executive Officer of CCOW and the Bank as modified by the terms outlined in the Memo; and

b.	to the receipt of non-objection to said terms from the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions.
4.	Briggs shall spend at least 4 days per week on site at the Bank, subject to the consent of the Committee to any exceptions.

5.	Briggs will oversee the implementation of the Action Plan and report at least weekly to the Committee and as requested to the Boards of Directors of CCOW and the Bank.

6.	Briggs will supervise the actions of the Bank and CCOW in complying with any regulatory enforcement requirements that may be imposed on the Bank and CCOW.

7.	Briggs will coordinate the implementation of any recommendations that are provided by Crowe Chizek and will interface and communicate with and assist any other consultants who may be retained on behalf of the Bank or CCOW by the Committee.

8.	Briggs shall also have such other powers or authority as may be delegated to him by the Committee or the Board.

9.	The appointment of Briggs as Chairman of the Committee shall be at will, and may be terminated without cause by the Boards of Directors of CCOW and the Bank.

10.	Briggs shall receive compensation for serving as Chairman of the Committee as follows:
a.	From the date that this term sheet is approved by the Boards of Directors of CCOW and the Bank until termination of Briggs as Chairman of the Committee, Briggs will receive salary from the Bank at the rate of $100,000 per year (the “Salary”), payable in accordance with the Bank’s policies for payment of compensation of executive officers of the Bank;

b.	As soon as practicable after acceptance hereof, Briggs shall be granted an incentive stock option to purchase 130,000 shares of CCOW common stock (the “Option”) at an exercise price equal to the fair market value of CCOW common stock on the date of grant;
i.	Except as provided below, the Option shall vest immediately upon grant as to 39,000 of the shares that are subject to the Option and the Option for the remaining shares shall vest at the rate of 7,583.33 shares for each month after the date of grant during which Briggs remains in the position of Chairman of the Committee; and

ii.	Subject to the foregoing vesting provisions, the Option shall be exercisable for a period of 7 years from the date of grant (the “Option Term”).
11.	Briggs will be entitled to participate in the dental plan of the Bank to the same extent as other executive officers of the Bank.

12.	The Bank shall reimburse Briggs for the attorneys fees incurred by Briggs in connection with the negotiation of the terms of his engagement as Chairman of the Committee.

13.	The Bank shall provide Briggs with a fully equipped office at the headquarters office of the Bank and shall provide Briggs, at the sole expense of the Bank, with a cell phone to be used by Briggs for Bank business.

14.	The Bank shall provide Briggs, at the sole expense of the Bank, with an apartment or other appropriate accommodations in Merced, California, which shall include all utilities; high speed internet; a fully equipped kitchen; a fully equipped office; bedding, linens, towels etc.

15.	The Bank shall provide Briggs with an automobile allowance of $1200 per month.

16.	In the event that within 100 days of acceptance hereof (i) Briggs resigns as Chairman of the Committee; or (ii) Briggs is terminated as Chairman of the Committee for cause, as defined herein:
a.	All of the Options shall terminate without further action by CCOW;

b.	Briggs shall receive compensation equal to $40,000 per month pro-rated for the period prior to termination, provided that such compensation shall be in addition to the Salary;

c.	Cause shall be defined to mean termination because of Briggs’ (i) personal dishonesty, (ii) incompetence, (iii) willful misconduct, (iv) breach of fiduciary duty involving personal profit, (v) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order (vi) the willful or permanent breach by Briggs of any obligations owed to CCOW or the Bank hereunder; or (vii) upon receipt by CCOW or the Bank of a directive from any bank regulatory agency having jurisdiction to remove or suspend Briggs from his position as Chairman of the Committee to so remove him from that position.
17.	In the event that Briggs is terminated as Chairman of the Committee other than for cause, as defined herein:
a.	The Option shall remain exercisable for the balance of the Option Term, to the extent of the number of shares as to which the Option is vested as of the date of such termination; and

b.	Briggs shall receive the Salary, pro-rated through the date of such termination.
Dated: March 27, 2008

CAPITAL CORP OF THE WEST
By:	/s/ Jerry Callister
Jerry Callister,
Chairman of the Board

COUNTY BANK
By:	/s/ Jerry Callister
Jerry Callister,
Chairman of the Board

/s/ Donald T. Briggs
Donald T. Briggs, Jr.